Exhibit 10.2

August 19, 2021

NewAge, Inc.

2420 17th Street, Suite 220

Denver, Colorado 80202

Re:	Amended and Restated Agreement and Plan of Merger dated September 30, 2020

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is made by the undersigned under the Amended and Restated Agreement and Plan of Merger dated September 30, 2020, as amended by the letter agreement dated November 16, 2020, (the “Merger Agreement”) by and among NewAge, Inc., (“Parent”), Ariel Merger Sub, LLC, Ariel Merger Sub 2, LLC, Ariix, LLC, the “Sellers” identified therein, and Frederick W. Cooper solely in his capacity as Sellers Agent thereunder (“Sellers Agent”). Capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement.

1.	Article 10, CERTAIN DEFINITIONS, defines “First Anniversary Stock Consideration Payment” as “25,500,000 shares of Common Stock,” subject to adjustment as stated in the definition of “Stock Consideration.” Pursuant to Section 2.4(d) of the Merger Agreement, the First Anniversary Stock Consideration Payment is payable on or after September 30, 2021, distributed to certain Members as instructed by Sellers Agent.

2.	The parties desire that an advance payment of a portion of the First Anniversary Stock Consideration Payment be made to certain Members in the form of a $5,000,000 (five million dollar) cash payment in lieu of a later payment of Common Stock in value equal to $5,000,000.

3.	Therefore, on a present or future effective date selected by Sellers Agent (designated by him beside his signature below), Parent shall pay certain Members (as instructed by Sellers Agent) the sum of $5,000,000 (five million dollars). On that same effective date, the market value of Common Stock at Nasdaq at closing shall establish the value and number of shares that are to be deducted from the First Anniversary Stock Consideration Payment. By way of example, if on the effective date the market value of Common Stock at closing were $2 per share, then 2,500,000 shares would be deducted from the First Anniversary Stock Consideration Payment leaving a balance of 23,000,000 shares payable by Parent, subject to adjustment, on or after September 30, 2021.

4.	Amendment and Modification, Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Very truly yours,

/s/ Frederick W. Cooper		Aug-19-2021
Frederick W. Cooper, Sellers Agent		Effective date of Agreement

ARIIX, LLC

By:	NewAge, Inc.
Sole Member

By:	/s/ Brent Willis
Name:	Brent Willis

Accepted and agreed:

NEWAGE, INC.

By:	/s/ Brent Willis
Name:	Brent Willis
Its:	Chief Executive Officer

Signature Page to Letter Agreement